EXHIBIT 14.1

PAINCARE HOLDINGS, INC.

CODE OF CONDUCT AND ETHICS

This document (“Code”) applies equally to employees at all levels of PainCare Holdings, Inc. (“PainCare”) and each subsidiary, partnership, joint venture or other business association that is effectively controlled by PainCare directly or indirectly (together called the “Company”), as well as to directors who are not employees of the Company. Accordingly, references below to employee or employees include the Company’s directors who are not employees.

Policies

1.

All employees are required to create and maintain a working environment that reflects the Company’s core values of honesty, integrity, trust, respect, teamwork and social responsibility. This includes creating a work environment in which discrimination, of any kind, is not tolerated.

2.

The Company and its employees shall comply with all laws, rules and regulations that are applicable to the Company’s activities, including federal, state and local government healthcare laws and regulations. Guidance regarding compliance with laws, rules and regulations is available from our Chief Executive Officer or Chief Financial Officer.

3.

It is both illegal and against Company policy for any employee who is aware of material nonpublic information relating to the Company to buy or sell any securities of the Company or recommend that another person buy, sell or hold any securities of the Company. This also includes posting or sharing nonpublic information about the Company in Internet discussion groups, chat rooms or bulletin boards.

All employees shall comply with the Company’s policy on insider trading discussed in more detail in memoranda circulated to employees and also available from the Chief Financial Officer.

4.

No funds, property, service or thing of value shall be received or made by the Company if is to be used for any unlawful purpose or other than as described in the documentation which evidences or supports the transaction.

5.	Compliance with accepted accounting rules and controls is required at all times.

6.

No false, artificial or misleading entries in the books and records of the Company shall be made for any reason whatsoever. No fund or asset which is not fully and properly recorded and no accounting entries or books of account which do not truly reflect the transactions to which they relate shall be created or permitted to exist.

7.

All employees who are involved in the Company’s public disclosure process are responsible for acting in furtherance of the policy that the information in the Company’s public disclosure communications, including SEC filings, be full, fair, accurate, timely, and understandable. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. In addition, any employee who has a supervisory role in the Company’s disclosure process has an obligation to discharge his or her responsibilities diligently.

8.

Non-cash gifts, favors and entertainment may be given at Company expense or accepted by Company employees from an individual or firm doing or seeking to do business with the Company only if they meet all of the following criteria:

•	They are consistent with customary business practices and do not violate applicable law or ethical standards

•	They are not excessive in value

•	They cannot be construed as a bribe, payoff or improper inducement

•	Public disclosure of the facts would not embarrass the Company or the employee

9.

Payments or gifts of cash (or of cash equivalents such as liquid securities) to or from an individual or firm doing or seeking to do business with the Company (including any regulatory personnel) are never permitted and may not be solicited, offered, made or accepted by Company employees.

10.

Generally, the use of Company funds, property, services or things of value for or in aid of political parties or candidates for public office is prohibited. Any exception requires the prior written approval of the Company’s Chief Executive Officer.

11.

No corporate asset may be used for or in aid of any committee whose principal purpose is to influence the outcome of a referendum or other vote of the electorate on a public issue unless the legality is confirmed by the Company’s Counsel and the written approval of the Company’s Chief Executive Officer is obtained.

12.

Employees are encouraged to participate in political activities as they see fit, on their own time and at their own expense. No reward, compensation or reimbursement for such activity or the expense thereof shall be made by the Company directly or indirectly.

13.

All employees have a duty to be free form the influence of any conflicting interest when they represent the Company in negotiations or make recommendations with respect to dealings with third parties. They are expected to deal with vendors, regulatory personnel and all others doing business with the Company on the sole basis of what is in the best interest of the Company, without favor or preference to third parties based on personal considerations. In particular:

•

Employees who deal with parties doing or seeking to do business with the Company, or who make recommendations with respect to such dealings or pass judgment upon them, shall not own any interest in or have any personal agreement or understanding with such third parties that might tend to influence the decision of the employee with respect to the business of the Company, unless expressly authorized in writing by the

Company’s Chief Executive Officer after the interest, agreement or understanding has been disclosed.

•

No employee shall seek or accept, directly or indirectly, any personal loan or services from any individual or business concern doing or seeking to do business with the Company except from financial institutions or service providers offering like loans or services to third parties under similar terms in the ordinary course of their respective businesses.

•

No employee shall do business with his or her relative on behalf of the Company unless expressly authorized in writing by the company’s Chief Executive Officer after the relationship has been fully disclosed.

•	The requirement of freedom from conflicting interests that applies to all employees of the Company extends also to situations involving their relatives.

•

The Chief Executive Officer of the Company has the ultimate authority and responsibility to determine what remedial steps should be taken in situations involving an actual or potential conflict of interest.

Waivers

Any waiver of any provision of the Code for the Company’s executive officers or directors may be made only by its board of directors. The waiver must be promptly disclosed to the Company’s stockholders, along with the reasons for the waiver, as required by law or Amex regulations.

Reporting and Responsibilities

Any employee having information, knowledge or suspicion of any actual or contemplated activity which is or appears to be in violation of this Code shall promptly report it to the Company’s Chief Executive Officer or Chief Financial Officer. If any such transaction involves an officer of the Company, the matter shall be reported directly to the Chairman of the Board. However, if you are uncomfortable speaking with any of these individuals, you may report the incident on the Company’s 24-hour toll free Ethics Hotline at (866)593-0490. This hotline allows you to make a report anonymously.

The Company’s Chief Executive Officer and Chief Financial Officer have overall responsibility for matters involving the Code. Their responsibilities include providing for prompt and consistent enforcement of the Code, clear and objective standards for compliance with the Code and a fair process for determining whether violations of the Code have occurred.

Employees who make reports of suspected violations of this Code will be protected from retaliation, such as discipline or involuntary termination of employment, as a result of their reports. With the cooperation of the employee, management will promptly investigate every reported allegation of illegal or unethical behavior, except that the employee will not participate where he or she has made an anonymous report.

Penalties for Violations

Violation of the Code will result in appropriate, case specific, discipline which may include demotion or discharge. Penalties may also include civil and/or criminal prosecution.